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                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 30, 1995



                            SDN BANCORP, INC.
         (Exact name of registrant as specified in its charter)



(Delaware)               (2-76555)                          (95-3683748)

(State or other      (Commission File Number)   (I.R.S. Employer Idenfication
jurisdiction of                                              Number)
incorporation)

            135 Saxony Road, Encinitas, CA                92024-0905
        (Address of Principal Executive Offices)          (ZipCode)

       Registrant's telephone number, including area code:  (619) 436-6888





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Item 1.  Changes in Control of Registrant

     As of September 30, 1995, the registrant completed the recapitalization (the "Recapitalization") contemplated by the July 21, 1995 Stock Purchase Agreement (the "Stock Purchase Agreement") by and among SDN Bancorp ("Bancorp--CA"), San Dieguito National Bank (the "Bank") and Dartmouth Capital Group, L.P. (the "Partnership").

     The first step of the Recapitalization occurred as of September 27, 1995, when Bancorp--CA reincorporated under Delaware law through its merger (the "Merger") with and into SDN Bancorp, Inc., a newly-formed subsidiary that was incorporated under Delaware law (the "Company"), with the Company constituting the surviving corporation. In the Merger, each Bancorp--CA shareholder received one share of common stock, $.01 par value per share (the "Common Stock") of the Company for every twenty-one shares of common stock, no par value per share, that the shareholder held in the Bancorp--CA.

     In accordance with the terms of the Stock Purchase Agreement, effective as of September 30, 1995, the Company issued and sold a total of 841,739 shares (the "Shares") of Common Stock to the Partnership and certain investors in the Partnership (collectively, the "Direct Holders"). The aggregate consideration paid for the Shares was $4.9 million in cash. Neither the Partnership nor any of the Direct Holders obtained any loan or pledged any of the Shares in connection with the Transaction.

     The Shares represent, in the aggregate, 94% of the shares of Common Stock outstanding immediately after such issuance; the Partnership itself owns of record and beneficially 429,739 Shares, representing 48% of the shares of Common Stock now outstanding. The ownership of the Shares (which are the sole outstanding voting securities of the Company) is the basis of the control by the Partnership of the Company.

     Depending upon the outcome of certain future contingencies described in the Stock Purchase Agreement, the Partnership and its affiliates could receive additional shares of the Company common stock currently being held in escrow, thereby increasing their collective interest to as much as 97% of the outstand ing shares of common stock of the Company.

      As contemplated by the Stock Purchase Agreement, the purchase of the Shares was conditioned upon, among other things, the prior consummation of the Merger and forgiveness of a total of approximately $1,080,000 of principal and accrued interest with respect to certain of the Company's subordinated debentures and senior debt, which conditions were fulfilled.

     Effective as of the consummation of the purchase of the Shares, the Board of Directors of the Company is comprised of the following designees of the
Partnership:  Robert P. Keller, Edward A. Fox, K. Thomas Kemp, and Jefferson
W. Kirby. Each of such individuals is a director of Dartmouth Capital Group, Inc., the sole general partner of the Partnership (the "General Partner").
Mr. Keller also serves as the President of the General Partner. The Board of Directors of the Company intend during the quarter ending December 31, 1995 to elect Charles E. Hugel to fill a vacancy on the Board of Directors of the Company.

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     Immediately following the issuance of the Shares, the Company contributed approximately $3.3 million of capital to San Dieguito National Bank (the "Bank"),the Company's wholly owned subsidiary. As a result of that infusion of capital, as of September 30, 1995 the Bank was "well capitalized" for Federal regulatory purposes, with a ratio of equity to assets of approxi-mately 6.5% and a total risk weighted capital level of 10%.

Item 5.  Other Events

     In connection with the Recapitalization described above, the Federal Reserve Bank of San Francisco and the Office of the Comptroller of the Currency have terminated previously existing regulatory agreements for both the Company and the Bank. In the case of the Company, the Federal Reserve Bank of San Francisco conditioned its termination upon the Partnership's representation that it would cause sufficient capital to be infused into the Bank to cause the Bank's capital levels to meet or exceed those of a "well capitalized" institution under Federal regulations.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits
                           Description

          Exhibit No. 2.Stock Purchase Agreement By and Among SDN Bancorp,
                     San Dieguito National Bank and Dartmouth Capital Group., L.P. (Incorporated by reference to Exhibit No.
                     2.1 to the Company's Current Report on Form 10-QSB, dated August 11, 1995.)













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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              SDN BANCORP, INC.



                              By:  /s/  Robert P. Keller
                                   ---------------------------------
                                    Robert P. Keller
                                    President and Chief Executive Officer

Date: October 13, 1995